Exhibit 3.2

BY-LAWS

OF

KEY ENERGY SERVICES, INC.

ARTICLE I

Stockholders

Section 1.1. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors to succeed any then current directors whose terms are set to expire. An annual meeting of stockholders shall be held at such date, time and place either within or without the State of Delaware, or may not be held at any place, but may instead be held solely by means of remote communication, as may be designated by the board of directors of the Corporation (the “Board”) from time to time. Any other business as may be properly brought before such annual meeting may also be transacted at such meeting.

Section 1.2. Special Meetings. Except as required by law, special meetings of stockholders may be called only by the Board pursuant to a resolution approved by directors holding a majority of the total votes. As set forth in the certificate of incorporation of the Corporation (as in effect from time to time, and including any certificates of designation then in effect, the “Certificate of Incorporation”), stockholders of the Corporation are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. The business permitted at any special meeting of stockholders shall be limited to the business brought before the meeting by or at the direction of the Board.

Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. In addition, if stockholders have consented to receive notices by a form of electronic transmission, then such notice, by facsimile telecommunication, or by electronic mail, shall be deemed to be given when directed to a number or an electronic mail address, respectively, at which the stockholder has consented to receive notice. If such notice is transmitted by a posting on an electronic network together with separate notice to the stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the stockholder. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the Delaware General Corporation Law. For purposes of these by-laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by a recipient through an automated process.

Section 1.4. Postponements; Adjournments. The Board of Directors may postpone, reschedule or adjourn any previously scheduled meeting of the stockholders. When a meeting is adjourned to another time or place, unless these by-laws otherwise require, notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.9 and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5. Quorum. At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these by-laws, the holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. Where a separate vote is required to be taken by a class or series of stock or by a class or category of stockholders (including the Other Holders), a majority of the outstanding shares of such class or series or of shares held by such class or category of stockholders, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two (2) or more classes or series of stock or classes or groups of stockholders shall be considered a single class or group if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class or series of stock or class or category of stockholders entitled to vote on a matter, either (i) the stockholders of such class or stockholders in such group so present or represented may, by majority vote of the shares held by such stockholders, adjourn the meeting of such class from time to time in the manner provided by Section 1.4 of these by-laws until a quorum of such class shall be so present or represented or (ii) the Chairperson of the meeting may on his or her own motion, without the approval of the stockholders who are present in person or represented by proxy and entitled to vote, adjourn the meeting from time to time in the manner provided by Section 1.4 of these by-laws until a quorum of such class shall be so present and represented, without notice other than announcement at the meeting. Shares of its own capital stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes. Nothing in this Section 1.5 shall be construed as limiting the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the President, or in the absence of the President by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.

The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls, for each item on which a vote is to be taken.

Section 1.7. Inspectors. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. Every vote taken by ballots shall be conducted by an inspector or inspectors appointed by the Chairperson of the meeting.

Section 1.8. Voting; Proxies. Unless otherwise provided in the Certificate of Incorporation and subject to Section 1.9, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine. Except as otherwise provided in the Certificate of Incorporation or Article II, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise provided by law or by the Certificate of Incorporation or these by-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Any approval or action required or permitted in these by-laws to be taken by the Other Holders shall be valid if consented to or approved by the Other Holders holding a majority of shares of common stock of the Corporation, par value $0.01 per share (“Common Stock”), held by all Other Holders. Where a separate vote by class or series of stock or class or category of stockholders is required, the affirmative vote of the majority of the shares of such class or series or of the shares held by stockholders in such class or group present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law or by the Certificate of Incorporation or these by-laws. For purposes of this Section 1.8, votes cast “for” or “against” and “abstentions” with respect to such matter shall be counted as shares of stock of the Corporation entitled to vote on such matter, while “broker non-votes” (or other shares of stock of the Corporation similarly not entitled to vote) shall not be counted as shares present and entitled to vote on such matter.

Section 1.9. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at such adjourned meeting in accordance with the foregoing provisions of this Section 1.9.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days (60) prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 1.10. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 1.10 shall require the Corporation to include electronic mail addresses or other electronic content information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 1.11. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the certificate of incorporation or these by-laws, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth such action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to (a) its registered office in the State of Delaware, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided that if the Common Stock has not been Listed and Platinum executed any action by written consent pursuant to this Section 1.11, then such action shall not be valid unless and until the date that is 20 business days after Platinum provides a copy of the written consent to all Other Holders and any other information required by applicable law. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this by-law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to (a) its registered office in the State of Delaware, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Section 1.12. Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

(a) The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 1.12.

(b) For any matter to be brought properly before the annual meeting of stockholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board, (ii) otherwise brought before the annual meeting by or at the direction of the Board or (iii) brought before the annual meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 1.12 is delivered to the Secretary of the Corporation, who is entitled to vote at the annual meeting and who complies with the procedures set forth in this Section 1.12. In addition to any other requirements under applicable law, the Certificate of Incorporation and by-laws of the Corporation, written notice (the “Stockholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for stockholder action. To be timely, the Stockholder Notice must be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than ninety (90) nor more than one hundred twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein not earlier than the opening of business one hundred twenty (120) days prior to such Other Meeting Date and no later than the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed. A Stockholder Notice must contain the following information: (i) whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter the Stockholder Notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six (6) months preceding the date of delivery of the Stockholder Notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Stockholder Notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. The Stockholder Notice shall be updated not later than ten (10) days after the record date for the determination of stockholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date. Any Stockholder Notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected and such nominee’s representation that he or she currently intends to serve as a director, if elected, for the term for which he or she is standing for election, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board under the various rules and standards applicable to the Corporation. Any Stockholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.

Notwithstanding anything in this Section 1.12(b) to the contrary, in the event that the number of directors to be elected to the Board of the Corporation is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth (10th) day following the first date all of such nominees or the size of the increased Board shall have been publicly announced or disclosed.

(c) For any matter to be brought properly before a special meeting of stockholders, the matter must be set forth in the Corporation’s notice of the meeting given by or at the direction of the Board. In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board, not at the request of any stockholders acting pursuant to Section 1.12(b) of these by-laws, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of the meeting, if the Stockholder Notice required by Section 1.12(b) hereof shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth (10th) day following the day on which the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting is publicly announced or disclosed.

(d) For purposes of this Section 1.12, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e) Only persons who are nominated in accordance with the procedures set forth in this Section 1.12 shall be eligible for election as directors of the Corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 1.12. This Section 1.12 shall not apply to stockholders proposals made pursuant to Rule 14a-8 under the Exchange Act.

(f) The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 1.12 and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 1.12 if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

ARTICLE II

Board of Directors

Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by law or in the Certificate of Incorporation. The Board shall consist of such number of members as set forth in this Article II and may be increased or decreased by the Board in accordance with these by-laws. Each member shall be a natural person. Directors need not be stockholders.

Section 2.2. Initial Directors. (a) In accordance with the Joint Prepackaged Plan of Reorganization of the Corporation and certain of its debtor affiliates under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (including all exhibits and schedules thereto, as amended, modified or supplemented) (the “Plan”), which became effective as of December 15, 2016 (the “Effective Date”), as of the Effective Date, the Board consists of the ten (10) members listed below (the “Initial Directors”) who will each serve the term set forth in Section 8 of the Certificate of Incorporation (the “Initial Board Term”). The following table sets forth, for each Initial Director, his or her status as a CEO Director, Super Voting Director or Independent Director (as each term is defined below), the person who designated such Initial Director and, subject to the other terms and provisions of the Certificate of Incorporation and these By-Laws, the number of votes held initially by such Initial Director:

Table 1

Name	Position	Designation	Designating Party	Initial Number of Votes

Robert Drummond	CEO Director	Designated Platinum Director	Platinum	1

Jacob Kotzubei	Super Voting Director	Designated Platinum Director	Platinum	2

Philip Norment	Super Voting Director	Designated Platinum Director	Platinum	2

Bryan Kelln	Super Voting Director	Designated Platinum Director	Platinum	2

Mary Ann Sigler	Director	Designated Platinum Director	Platinum	1

Scott D. Vogel	Director	Designated Other Director	Other Backstop Parties	1

Sherman K. Edmiston III	Director	Designated Other Director	Other Backstop Parties	1

H.H. Tripp Wommack, III	Independent Director	NA	Platinum	1

Steven H. Pruett	Independent Director	NA	Other Backstop Parties	1

C. Christopher Gaut	Independent Director	NA	Mutually Agreed by Platinum and the Other Backstop Parties	1

For purposes of these by-laws:

“CEO Director” means a director of the Corporation who is also the Chief Executive Officer.

“Control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.

“Controlled Affiliate” means an affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) Controlled, directly or indirectly, by Platinum.

“Designated Other Director” means any director designated as such in Table 1 above, and his or her successors.

“Designated Platinum Director” means any director designated as such in Table 1 above, and his or her successors.

“Independent Director” means a director who meets the independence requirements of the New York Stock Exchange (the “NYSE”) or the NASDAQ Global Select Market (“NASDAQ”), as applicable.

“Other Backstop Parties” means the parties (other than Platinum and the Corporation) to the Backstop Commitment Agreement, dated September 21, 2016.

“Other Holders” means, collectively, the stockholders of the Corporation, other than Platinum.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Platinum” means Platinum Equity Advisors, LLC and its Controlled Affiliates, managed funds and/or accounts.

“Platinum Director” means any director who is designated or nominated for election to the Board solely by Platinum, including as holder of the Series A Preferred Stock, pursuant to these by-laws.

“Super Voting Director” shall have the meaning set forth in Section 10 of the Certificate of Incorporation.

(b) During the Initial Board Term, at the election of the holder of the Series A Preferred Stock, the Board size shall increase from ten (10) to up to thirteen (13) directors in accordance with Section 10(b) of the Certificate of Incorporation, such that (i) if the Board size is increased to eleven (11) directors, there will be two (2) Super Voting Directors; (ii) if the Board size is increased to twelve (12) directors, there will be one (1) Super Voting Director; and (iii) if the Board size is increased to thirteen (13) directors, there will be no Super Voting Director.

(c) During the Initial Board Term, if there is no CEO Director for any reason, including due to a removal, the Board size shall decrease in accordance with Section 10(c) of the Certificate of Incorporation.

Section 2.3. Subsequent Directors. (a) After the Initial Board Term, if the Common Stock has been Listed (as such term is defined in the Certificate of Incorporation) and the Series A Preferred Stock is outstanding, the Board shall be comprised of nine (9) directors consisting of: (i) five (5) directors who shall be nominated and elected by the holder of the Series A Preferred Stock, of whom (A) two (2) shall be designated by such holder as Super Voting Directors and (B) one (1) shall be an Independent Director, and (ii) four (4) directors who shall be nominated by the Board then in place and elected by the holders of Common Stock, two (2) of whom shall be

Independent Directors; provided that the Board size shall increase at the election of the holder of the Series A Preferred Stock from nine (9) to up to eleven (11) directors in accordance with Section 10(b) of the Certificate of Incorporation such that (i) if the Board size is increased to ten (10) directors, there will be one (1) Super Voting Director; and (ii) if the Board size is increased to eleven (11) directors, there will be no Super Voting Director.

(b) After the Initial Board Term, if the Common Stock has not been Listed, then until the Common Stock is Listed, the Board shall be comprised of ten (10) directors, each of whom shall have one vote, consisting of: (i) three (3) directors who shall be nominated by the two (2) Designated Other Directors (or their successors) and elected by the holders of Common Stock, one (1) of whom shall be an Independent Director, and (ii) seven (7) directors who shall be nominated by the Initial Board or their successors and elected by the holders of Common Stock, two (2) of whom shall be Independent Directors.

(c) At any time after the Initial Board Term, upon the automatic redemption and cancellation of the Series A Preferred Stock pursuant to Section 5(d)(i) or 5(d)(iii) of the Certificate of Incorporation, the voting power of the Super Voting Directors and the Board size shall decrease in accordance with Section 10(d) of the Certificate of Incorporation. Commencing from the first annual meeting of stockholders next succeeding such redemption and cancellation of Series A Preferred Stock (“Post-Redemption Meeting”) if the Common Stock is Listed, the Board shall be comprised of nine (9) directors who shall be nominated by the Board then in place and elected by the holders of Common Stock, at least three (3) of whom shall be Independent Directors.

(d) Except as otherwise provided in this Section 2.3, each director elected pursuant to this Section 2.3 will serve until the succeeding annual meeting of stockholders and, shall have one (1) vote on any matter submitted to the Board.

Section 2.4. Elections to the Board. Director nominees who are nominated and elected by the holder of Series A Preferred Stock shall be elected by the consent or vote of such holder. Director nominees who are voted on by all holders of Common Stock shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 2.5. Resignation; Removal; Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board or to the President or the Secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that any director designated or nominated for election by Platinum including as the holder of the Series A Preferred Stock may not be removed without cause except with its consent or vote, and any director designated by the Other Backstop

Parties or a director nominated pursuant to Section 2.3(b)(i) may not be removed without cause except with the consent or vote of the holders holding a majority of the shares of Common Stock held by all Other Holders. Unless otherwise provided in the Certificate of Incorporation or these by-laws, vacancies may be filled by directors holding a majority of the total votes held by directors then in office, although less than a quorum; provided, however, that (x) any vacancy left by any director designated by the Other Backstop Parties or any director nominated pursuant to Section 2.3(b)(i) shall be filled by the remaining director(s) designated by the Other Backstop Parties or the remaining director(s) nominated pursuant to Section 2.3(b)(i), as applicable, and, any resigning director designated by the Other Backstop Parties or director nominated pursuant to Section 2.3(b)(i) may participate in filling the vacancy to be created by his or her resignation, and (y) Platinum including as the holder of the Series A Preferred Stock shall have the right to fill vacancies left by directors which Platinum had appointed. Any director elected or appointed to fill a vacancy shall hold office until his or her successor is elected or appointed, as applicable, and qualified or until his or her earlier resignation or removal. In the event that any Platinum Director, a director designated by the Other Backstop Parties or a director nominated pursuant to Section 2.3(b)(i) ceases to be a director for any reason and such position remains vacant for more than ten (10) business days, from and after the eleventh (11th) business day following the creation of such vacancy, until such vacancy is filled, the approval of such Platinum Director, director designated by the Other Backstop Parties or director nominated pursuant to Section 2.3(b)(i) shall not be required for purposes of determining whether a Supermajority has been achieved.

Section 2.6. Regular Meetings. Regular meetings of the Board may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given.

Section 2.7. Special Meetings. Special meetings of the Board may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board, if any, by the Vice Chairperson of the Board, if any, by the President or by any two (2) directors. At least five (5) business days’ prior notice thereof shall be given by the person or persons calling the meeting. Attendance at such meeting by any director (except attendance at such meeting to protest the failure of proper notices) shall constitute waiver of any notice requirement by such director.

Section 2.8. Participation in Meetings by Conference Telephone Permitted. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at the meeting.

Section 2.9. Quorum; Vote Required for Action. At all meetings of the Board, directors holding a majority of the total votes shall constitute a quorum for the transaction of business; provided that until the later of (i) the end of the Initial Board Term and (ii) the date that the Series A Preferred Stock is no longer outstanding, a quorum of the Board shall require the presence of at least one (1) Designated Other Director or a director nominated pursuant to Section 2.3(b)(i), but only if at least one of such individuals is then on the Board; provided, further, that if a properly noticed meeting of the Board fails to achieve a quorum solely due to the absence of the directors referred to in the foregoing proviso, then a new notice of meeting of the Board may be called in accordance with this Article II (except that each applicable notice period shall be reduced to two (2) business days for such new notice) and a quorum at such meeting shall require only the presence of directors holding a majority of the total votes. The vote by directors holding a majority of the total votes present at a meeting at which a quorum is present shall be the act of the Board unless the Certificate of Incorporation or Article IV of these by-laws shall require a different vote. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall be present.

Section 2.10. Organization. Meetings of the Board shall be presided over by the Chairperson of the Board, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the President, or in their absence by a chairperson chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.11. Action by Directors Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.12. Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, all Independent Directors shall be paid the same reasonable compensation for their services and reimbursement for expenses of attendance at meetings, which initially shall be $250,000 per year (which during the first year following the Effective Date will be 50% in the form of cash and 50% in the form of grants of Common Stock pursuant to the 2016 Equity and Cash Incentive Plan adopted by the Corporation on December 15, 2016), and thereafter shall be such amount as the Board, or any compensation committee designated thereby, may from time to time determine, provided that in addition to the vote required under Section 2.9 of these by-laws, so long as (i) any Designated Other Director is on the Board during the Initial Board Term or (ii) any director nominated pursuant to Section 2.3(b)(i) is on the Board, any action by the Board or any compensation committee designated thereby to reduce the aggregate compensation and/or reimbursement provided to any Independent Director shall require the approval of at least two (2) votes cast by directors who are not Platinum Directors. Following such time that the votes held by Platinum Directors who are not Independent Directors no longer constitute a majority of the total votes available to be cast by the Board, the Board will engage an independent consultant experienced in board compensation matters to review the compensation for the Board.

ARTICLE III

Committees

Section 3.1. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, or in these by-laws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by law to be submitted to stockholders for approval or (ii) adopting, amending or repealing these by-laws. Except as otherwise required by applicable independence rules of the NYSE or NASDAQ, the holder of the Series A Preferred Stock and the Designated Other Directors or directors nominated pursuant to Section 2.3(b)(i) shall have the right, upon request, to representation or membership, as applicable, and voting power on any committee formed hereunder in numbers proportionate to their representation or membership, as applicable, and voting power on the Board as a whole, provided, that, except as otherwise required by applicable independence rules of the NYSE or NASDAQ, (A) the holder of the Series A Preferred Stock shall be entitled, upon request, to be represented by at least one director who has at least one vote on any such committee and (B) at least one Designated Other Director or a director nominated pursuant to Section 2.3(b)(i), as applicable, shall be entitled, upon request, to be a member with at least one vote on any such committee.

Section 3.2. Committee Rules. Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. A majority of the directors then serving on a committee of the Board shall constitute a quorum for the transaction of business by the committee, provided that to the extent a Designated Other Director or a director nominated pursuant to Section 2.3(b)(i) is a member of any committee, the presence of such director (which shall be no more than one) shall be required for a quorum of such committee; provided, further, that if a committee meeting fails to achieve a quorum solely due to the absence of the director referred to in the foregoing proviso, then at the next meeting of the committee (which shall not be earlier than one (1) business day following the inquorate meeting), a quorum at such next meeting shall require only the presence of directors holding a majority of the total votes. The vote of the majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee, unless the Certificate of Incorporation, these by-laws or a resolution of the Board requires a greater number.

ARTICLE IV

Approval of Certain Matters

Section 4.1. Supermajority Vote of the Board. (a) As used herein, “Supermajority” shall mean any of the following, as applicable, provided that for all purposes under the definition of Supermajority (including but not limited to the minimum voting thresholds, the numerators and the denominators), all directors (and their successors) added to the Board pursuant to Section 4.1(c)(4)(A) and their votes shall be disregarded in all respects until the latest to occur of (a) the expiration of the Initial Board Term, (b) the date the Common Stock is Listed, and (c) the date that no director designated by the Other Backstop Parties or nominated pursuant to Section 2.3(b)(i) remains on the Board:

(i) during the Initial Board Term, (A) if there is a CEO Director, at least nine (9) of the thirteen (13) director votes, including (X) at least seven (7) votes cast by the Designated Platinum Directors who are not Independent Directors, (Y) at least two (2) votes cast by directors who are not Platinum Directors and (Z) at least one (1) vote cast by a Designated Other Director; or (B) if there is no CEO Director, at least eight (8) of the eleven (11) director votes, including (X) at least six (6) votes cast by the Designated Platinum Directors, (Y) at least two (2) votes cast by directors who are not Platinum Directors and (Z) at least one (1) vote cast by a Designated Other Director;

(ii) following the Initial Board Term, if the Common Stock has been Listed and the share of Series A Preferred Stock is outstanding, at least eight (8) of the eleven (11) director votes, including (X) at least six (6) votes cast by the Platinum Directors who are not Independent Directors and (Y) at least two (2) votes cast by directors who are not Platinum Directors;

(iii) following the Initial Board Term, if the Common Stock has been Listed and the share of Series A Preferred Stock is not outstanding,

(A) until the Post-Redemption Meeting, at least six (6) of the nine (9) director votes, including (X) at least four (4) votes cast by the Platinum Directors who are not Independent Directors and (Y) at least two (2) votes cast by directors who are not Platinum Directors; and

(B) after the Post-Redemption Meeting, at least two (2) votes cast by Independent Directors; and

(iv) following the Initial Board Term, if the Common Stock has not been Listed, at least seven (7) of the ten (10) director votes, including (X) at least five (5) votes cast by the directors nominated by the Initial Board who are not Independent Directors and (Y) at least two (2) votes cast by directors who are nominated pursuant to Section 2.3(b)(i).

(b) At any time irrespective of listing status and, other than in the case of (i) below, from and after the later of the end of the Initial Board Term and the date the Common Stock is Listed, and until the first annual meeting of stockholders to occur after (x) Platinum beneficially owns less than 12.5% of the issued and outstanding shares of Common Stock and (y) such time that no more than two (2) Platinum Directors are on the Board, the approval of a Supermajority of the Board shall be required:

(i)	for the Corporation to enter into any transaction with a Related Party (as defined below) of the Corporation, Platinum or Related Advisor (as defined in the Corporate Advisory Services Agreement dated December 15, 2016, between the Corporation and Platinum Equity Advisors, LLC (the “CASA”)), including any amendments to the CASA or the Letter Agreement dated December 15, 2016, between the Corporation and Platinum (the “Platinum Letter Agreement”), except for (A) compensation agreements with members of the Board in the ordinary course of business, (B) execution of the CASA and the Platinum Letter Agreement on the Effective Date, (C) arm’s length commercial transactions in the ordinary course of business between any Platinum portfolio company and the Corporation if the aggregate transaction value does not exceed $1 million per calendar year, and (D) any other transactions required by the Plan Support Agreement, dated August 24, 2016, among the Corporation and the parties named therein; provided that any decision to waive or enforce the Platinum Letter Agreement shall be delegated solely to the two (2) Designated Other Directors (or their successors).

“Affiliate” means, with respect to any person, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

“Related Party” means, with respect to any person, (x) any former, current or future director, officer, agent, Affiliate, employee or stockholder of such person and (y) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the persons listed in clause (x) of this definition.

(ii)	for the Corporation to adopt any restrictions on the transferability of any shares of the Corporation; and

(iii)	for the Corporation to approve or authorize any awards under the 2016 annual performance incentive plan of the Corporation.

(c) If the Common Stock is not Listed, the approval of a Supermajority of the Board shall be required for:

(1)	the Corporation to enter into any fundamental transaction involving a sale of the Corporation (including any consolidation, reorganization, merger or sale of all or substantially all of the assets of the Corporation) other than a transaction (i) pursuant to the Bankruptcy Code (as defined in Plan) or (ii) with an implied equity value of the Corporation of greater than $700 million (each such transaction permitted by clause (i) or (ii) or approved by a Supermajority of the Board pursuant to this Section 4.1(c)(1), a “Permitted Transaction”);

(2)	the Corporation to acquire any assets, make any loan, purchase any securities or make any other investment, or sell, lease, transfer or otherwise dispose of any assets, in each case, the value of which individually or in the aggregate exceeds $25 million in any transaction or series of related transactions;

(3)	the Corporation to incur indebtedness for borrowed money in excess of $5 million, other than for purposes of refinancing the New Term Loan Facility (as defined in the Plan) or the New ABL Credit Facility (as defined in the Plan) at the same or lower effective rates of interest (taking into account the payment to the financing sources of any fees or other amounts);

(4)	any change to the size of the Board, except (A) for increases in the size of the Board to add Independent Directors, (B) for an increase in the size of the Board pursuant to Section 2.2(b) or Section 2.3(a) of these by-laws or (C) pursuant to the terms of a Permitted Transaction;

(5)	the creation of new committees of the Board or the delegation of broader authority to the committees of the Board than is provided in the initial charters for such committees, other than as required by law;

(6)	the Corporation to redeem or repurchase its equity securities and other securities exercisable or exchangeable for, or convertible into, its equity securities, in an amount in excess of $5 million in any transaction and $10 million in the aggregate in any fiscal year, other than (x) redemptions and repurchases offered to all of the Corporation’s stockholders on a pro rata basis based on their respective shareholdings and (y) redemptions and repurchases from any employee, consultant, director or officer of the Corporation who ceases to be an employee, consultant, director or officer of the Corporation; and

(7)	any amendment to these by-laws.

Section 4.2. Unanimous Vote of the Board. The unanimous approval of the Board shall be required to delist the Common Stock from the NYSE or NASDAQ, as applicable, except if such delisting is necessary to effect a cash-out or stock merger of the Corporation that constitutes a Permitted Transaction.

Section 4.3. Majority Vote of Non-Platinum Stockholders. The affirmative vote of stockholders holding a majority of all outstanding shares of Common Stock not held by Platinum shall be required for any issuance of shares of the Corporation in which Platinum or any of its Affiliates would participate, other than an issuance available on the same terms to all stockholders on a pro rata basis based on their respective shareholdings.

Section 4.4. Supermajority Vote of Stockholders. If the Common Stock is not Listed, the affirmative vote of stockholders holding at least 65% of all outstanding shares of Common Stock shall be required for any issuance of equity securities or other securities exercisable or exchangeable for, or convertible into, equity securities of the Corporation in an amount equal to 20% or more of the shares of Common Stock (on an as-converted basis) or with voting power of 20% or more of the Common Stock outstanding prior to such issuance, except for any issuance for the purpose of satisfying the market capitalization requirements of the NYSE or NASDAQ in order to obtain a listing of the Common Stock thereon (and only to the extent necessary to satisfy such requirements), provided that such issuance is made subject to pre-emptive rights available to each of the Other Holders, on a pro rata basis based on their respective shareholdings, if Platinum or any “managing member” or other Person(s) exercising Control over Platinum is acquiring any securities in such issuance.

ARTICLE V

Officers

Section 5.1. Executive and Other Officers. The Corporation shall have a Chief Executive Officer, a President, a Secretary, and a Treasurer. The Corporation may also have one or more Vice-Presidents, assistant officers, and subordinate officers as may be established from time to time by the Board. A person may hold more than one office in the Corporation except that no person may serve concurrently as both President and Vice-President of the Corporation. The Chief Executive Officer shall be a director, and the other officers may be directors.

Section 5.2. Chief Executive Officer. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board. He or she shall perform the duties customarily performed, and have the powers customarily possessed, by the chief executive officer of a corporation and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board. The Chief Executive Officer may execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation.

Section 5.3. President. Unless otherwise specified by resolution of the Board, the President shall be the chief operating officer of the Corporation, who shall have supervision of the operations of the Corporation, subject to the rights and authority of the Chief Executive Officer. He or she shall perform the duties customarily performed, and have the powers customarily possessed, by a president or chief operating officer of a corporation and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board or the Chief Executive Officer. The President may execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation.

Section 5.4. Vice Presidents. The Vice-President or Vice-Presidents, at the request of the Chief Executive Officer or the President, or in the President’s absence or during his or her inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board, the Chief Executive Officer, or if he or she shall fail to do so, the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. Each Vice-President shall perform such other duties and have such other powers, and have such additional descriptive designations in his or her titles (if any), as are from time to time assigned to him or her by the Board, the Chief Executive Officer, or the President.

Section 5.5. Secretary. The Secretary shall keep the minutes of the meetings of the stockholders, of the Board and of any committees, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions of these by-laws or as required by Delaware law, he or she shall be custodian of the records of the Corporation; he or she may witness any document on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same. In general, he or she shall perform such other duties customarily performed by a secretary of a corporation, and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board, the Chief Executive Officer, or the President.

Section 5.6. Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board; he or she shall render to the Chief Executive Officer, the President and the Board, whenever requested, an account of the financial condition of the Corporation. In general, he or she shall perform such other duties customarily performed by a treasurer of a corporation, and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board, the Chief Executive Officer, or the President. Unless otherwise specified by the Board, the Treasurer shall be the chief financial officer and, in the absence of the election of a Controller, the chief accounting officer of the Corporation.

Section 5.7. Assistant and Subordinate Officers. The assistant and subordinate officers of the Corporation are all officers below the office of Vice-President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board, the Chief Executive Officer, or the President or in the case of Assistant Treasurer and Assistant Secretary by the Treasurer and the Secretary, respectively.

Section 5.8. Election, Tenure and Removal of Officers. The Board shall elect the officers of the Corporation. The Board may from time to time authorize any committee or officer to appoint assistant and subordinate officers. Election or appointment of an officer, employee or agent shall not of itself create contract rights. All officers shall be appointed to hold their offices, respectively, during the pleasure of the Board. The Board (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may remove an officer at any time. The removal of an officer does not prejudice any of his or her contract rights. The Board (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may fill a vacancy which occurs in any office for the unexpired portion of the term.

Section 5.9. Compensation. The Board shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation. The Board may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.

ARTICLE VI

Stock

Section 6.1. Stock Certificates and Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue stock certificates in bearer form.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 6.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VII

Finance

Section 7.1. Fiscal Year. The fiscal year of the Corporation shall be the twelve (12) calendar months period ending December 31 in each year, unless otherwise provided by the Board.

ARTICLE VIII

Miscellaneous

Section 8.1. Seal. The Corporation may have a corporate seal, which may be altered from time to time, and use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

Section 8.2. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these by-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these by-laws.

Section 8.3. Indemnification of Directors and Officers. Except as provided in this Section 8.3, the Corporation shall indemnify each Indemnitee to the fullest extent permitted by Delaware law (as it presently exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment). Expenses reasonably incurred by Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by law. Indemnitee’s obligation to reimburse the Corporation shall be unsecured and no interest shall be charged thereon.

In the event that any director designated or nominated for election by Platinum or any Other Holder is entitled to indemnification under this Section 8.3 for which such person is also entitled to indemnification from Platinum or such Other Holder, the Corporation hereby agrees that its duties to indemnify such person, whether pursuant to these by-laws or otherwise, shall be primary to those of Platinum or such Other Holder, and to the extent Platinum or such Other Holder actually indemnifies any such person, Platinum or such Other Holder, as applicable, shall be subrogated to the rights of such person against the Corporation for indemnification hereunder. The Corporation hereby acknowledges the subrogation rights of Platinum and such Other Holders under such circumstances and agrees to execute and deliver such further documents and/or instruments as Platinum or such Other Holder, as applicable, may reasonably request in order to evidence any such subrogation rights, whether before or after Platinum or such Other Holder makes any such indemnification payment. The Corporation hereby waives any right against Platinum and such Other Holders to indemnification, subrogation or contribution in respect of amounts payable by the Corporation pursuant to this Section 8.3. Furthermore, the Corporation expressly agrees that Platinum and the Other Holders are intended third party beneficiaries as to the indemnification provisions of this Section 8.3 and shall be entitled to bring suit against the Corporation to enforce said provisions.

No claim for indemnification shall be paid by the Corporation unless the Corporation has determined that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful. Unless ordered by a court, such determinations shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in this Section 8.3. Such determination shall be made by (1) directors holding a majority of the total votes not held by directors who are, or were nominated or designated by, parties, or Affiliates of parties, to the action, suit or proceeding for which indemnification is sought, even though less than a quorum, or (2) by a committee of such directors designated by such majority vote, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Indemnitee shall be presumed to have met the relevant standard, and, if the determination is not made by the Corporation within thirty (30) days of a demand by Indemnitee for indemnification, Indemnitee shall be deemed to have met such standard.

Indemnitee shall promptly notify the Corporation in writing upon the sooner of (a) becoming aware of an action, suit or proceeding where indemnification or the advance payment or reimbursement of Expenses may be sought or (b) being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification or the advance payment or reimbursement of Expenses covered hereunder. The failure of Indemnitee to so notify the Corporation shall not relieve the Corporation of any obligation which it may have to Indemnitee pursuant to this by-law. The Corporation shall pay any amounts due under this Section 8.3, in cash, promptly, and in any event within sixty (60) days, following written demand from the Indemnitee, unless the Corporation shall have determined that the Indemnitee has not met the applicable standard of conduct set forth in this Section 8.3.

As a condition to indemnification or the advance payment or reimbursement of Expenses, any demand for payment by Indemnitee hereunder shall be in writing and shall provide reasonable accounting for the Expenses to be paid by the Corporation.

For the purposes of this by-law, the term “Indemnitee” shall mean any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; the term “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 8.3 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; the term “other enterprises” shall include employee benefit plans; service “at the request of the Corporation” shall include service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation”; the term “Expenses” shall include all reasonable out of pocket fees, costs and expenses, including without limitation, attorney’s fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, ERISA excise taxes or penalties assessed on Indemnitee with respect to an employee benefit plan, Federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this by-law, penalties and all other disbursements or expenses of the types customarily incurred in connection with defending, preparing to defend, or investigating an actual or threatened action, suit or proceeding (including Indemnitee’s counterclaims that directly respond to and negate the affirmative claim made against Indemnitee (“Permitted Counterclaims”) in such action, suit or proceeding, whether civil, criminal, administrative or investigative, but shall exclude the costs of any of Indemnitee’s counterclaims, other than Permitted Counterclaims.

Any action, suit or proceeding regarding indemnification or advance payment or reimbursement of Expenses arising out of these by-laws or otherwise shall only be brought and heard in the Court of Chancery of the State of Delaware. In the event of any payment under this by-law, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (under any insurance policy or otherwise), who shall execute all papers required and shall do everything necessary to secure such rights, including the execution of such documents necessary to enable the Corporation to effectively bring suit to enforce such rights. Except as required by law or as otherwise becomes public, Indemnitee will keep confidential any information that arises in connection with this by-law, including but not limited to, claims for indemnification or the advance payment or reimbursement of Expenses, amounts paid or payable under this by-law and any communications between the Indemnitee, the Corporation and any other parties to such matter.

The rights to indemnification and to the advancement of expenses provided by or granted pursuant to this Section 8.3 shall be deemed independent of, and shall not be deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or may hereafter acquire under any statute, provision of the Certificate of Incorporation, provision of these by-laws, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office. It is the intent of the Corporation that indemnification of and advancement of expenses to Indemnitees shall be made to the fullest extent permitted by law.

The Corporation’s obligation, if any, to indemnify, to hold harmless, or to provide advancement of expenses to any Indemnitee who was or is serving at its request as a director, officer, employee, agent or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity (including service with respect to an employee benefit plan) shall be reduced by any amount such Indemnitee actually collects as indemnification, holding harmless, or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust or other enterprise nonprofit entity.

The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.3 shall be contract rights, and such rights shall continue as to a person who has ceased to be an Indemnitee or has ceased to serve the Corporation or at the Corporation’s request, and shall inure to the benefit of the estate, heirs, legatees, distributees, executors, administrators and other comparable legal representatives of such person. No amendment of the Certificate of Incorporation or this by-law shall impair the rights of any Indemnitee arising at any time with respect to events occurring prior to such amendment.

Section 8.4. Indemnification and Advancement of Expenses to Certain Other Persons. The Corporation may from time to time grant rights to indemnification and advancement of expenses to such persons and with such scope and effect as the Board may determine, subject to applicable law.

Section 8.5. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (1) the material facts as to director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Section 8.6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records in accordance with law.

Section 8.7. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, a state court located within the State of Delaware

(or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders or debtholders, (iii) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee or agent of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these by-laws (in each case, as they may be amended from time to time), or (iv) any other “internal corporate claim” as defined in Section 115 of the Delaware General Corporation Law. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this by-law.

Section 8.8. Voting Stock in Other Corporations. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the Chief Executive Officer, the President, a Vice-President, the Treasurer or a proxy appointed by any of them. The Board, however, may by resolution appoint some other person or persons to vote such shares, in which case such person or persons shall be entitled to vote such shares upon the production of a certified copy of such resolution.

Section 8.9. Bonds. The Board may require any officer, agent or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his or her duties, with one or more sureties and in such amount as may be satisfactory to the Board.

Section 8.10. Amendment of By-Laws. Except as provided in Section 4.1(c)(7) of these by-laws or Section 11 of the Certificate of Incorporation, these by-laws of the Corporation may be altered, amended or repealed or new by-laws may be made or adopted by the Board at any regular or special meeting of the Board.